Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

China Clean Energy Inc.

We consent to the use of our report dated March 31, 2010 on the consolidated financial statements of China Clean Energy Inc as of December 31, 2009 and for the related statements of operation and other comprehensive (loss) income, shareholders’ equity and comprehensive income and cash flows for each of the years then ended, included herein on Amendment No. 4 on Form S-1 to the Registration Statement on Form SB-2 of China Clean Energy Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ Frazer Frost, LLP (Successor Entity of Moore Stephens Wurth Frazer and Torbet, LLP, see Form 8-K filed on January 7, 2010)
Brea, California

May 23, 2011